Exhibit 11.1

Preamble

We shall endeavor to grow and develop together with all interested parties by increasing enterprise value and contributing to the development of a healthy financial industry, as well as by implementing corporate social responsibility through fair and transparent ethical management based on honesty and trust.

Hereupon we make a pledge to strictly abide by the “KB Code of Ethics”, which will guide our judgment of values and conduct.

•	We shall think and behave from the customer’s point of view to help ensure customer satisfaction.

•	We shall maximize shareholder values through reasonable decision-making and transparent management.

•	We shall respect each KB associate’s autonomy and creativity and shall endeavor to raise quality of individual life.

•	We shall establish each KB associate’s ethical values and elevate dignity and reliability as a banker through diligence and the right attitude and manner.

•	We shall contribute to the development of society and nation by implementing corporate social responsibility.

Chapter 1. Bank Management

1. Customer satisfaction

We shall always think and behave from the customer’s point of view and fully endeavor to achieve total customer satisfaction by providing the highest quality products and services.

A. We shall always listen to the opinions and proposals of our customers.

B. We shall safe-keep and maintain customer information according to related laws and regulations, while protecting their private lives and personal information.

C. We shall always serve our customers with politeness and courtesy through faithful and kind attitude, and promote the Bank’s reliability by demonstrating professional financial knowledge.

2. Maximization of shareholder value

Our bank belongs to the shareholders. Our officers and employees will provide stable, long-term profits to the shareholders through rational and just decisions and transparent management.

A. We shall provide management information in time pursuant to related laws in order to help investors and interested parties make right decision for investment.

B. We shall accurately record and manage financial records and accounting books of the Bank in compliance with generally accepted accounting principles.

C. We shall respect our shareholders’ rights to be informed as well as their rightful requests and proposals, and will work to build mutual trust with our shareholders.

D. We will do our best to protect shareholder value and treat all shareholders fairly and equally.

3. Enhancement of the Bank officers’ and employees’ quality of life

We respect our officers’ and employees’ autonomy and creativity, and we will work to improve their quality of life.

A. We shall create an environment that allows all Bank staff to work pleasantly and comfortably, and fully demonstrate their abilities.

B. We shall impartially evaluate the performance of each Bank staff member and reward him or her based on the results of his or her evaluation.

C. We shall provide equal opportunities according to the ability of each Bank staff member, and we shall not discriminate based on school relations, regionalism, kinship, gender, religion, race, physical or mental handicap or nationality.

4. Respect for fair transaction order

We shall respect fair and free economic market order.

A. We shall compete with rivals in sound economic market order.

B. We shall pursue cooperative development with cooperative companies, not enforce improper transactions or influence them using a prominent position.

Chapter 2. Social Responsibility of the Bank

1. Compliance with laws and regulations

We respect proper social norms as a corporate citizen, and comply with all laws and regulations, applied in state and local and international society.

2. Contribution to social growth

We shall contribute to the development of a reliable society through establishment of a healthy financial order and contribute to social growth by participating in social service activities that will enrich our society more.

3. Environment Protection

We shall endeavor to protect nature and preserve clean a environment.

Chapter 3. Work Ethics for the Officers and Employees

1. General requirements

All the officers and employees of the Bank shall consider honesty and trustworthiness as their cardinal virtues, and shall pursue individual growth as well as the Bank’s development through continuous self-development and proper implementation of the Bank’s businesses.

A. In an age of unlimited opportunities and competition, we, the officers and employees, shall establish sound professional ethics and proactively challenge the changing future.

B. We shall take pride as employees of the Bank and avoid involvement in any action that might damage the creditworthiness and prestige of the Bank. We will not perform any actions that might undermine the integrity of financial industry professionalism.

C. When a violation against ethical norms or an illegal or an improper action is discovered, we shall report it immediately according to established procedures and do our best to resolve the problem instead of intentionally hiding it from others.

D. We shall not engage in any action that might cause sexual embarrassment such as sexual advances, jokes, physical contact, or any other action that contributes to the creation of a work environment that is threatening or unpleasant.

E. We shall not use our Bank’s name, assets, or the job title or duties of the Bank for political purposes; nor shall we participate or otherwise engage in political activities during working hours.

F. We shall not organize private meetings, obstacles to healthy organization culture, nor do any behavior leading to incompatibility among associates of the Bank.

2. Proper execution of the bank business

Our officers and employees will not get involved in any action that might hinder the proper execution of the Bank’s businesses.

A. We will not become involved in “economic favors” such as taking money, gifts, or entertainment in relation to business, or in an action that might jeopardize our impartiality, such as accepting improper requests and surrendering to pressure.

B. When it is deemed necessary for execution of the Bank’s business to provide gifts or entertainment, they will be appropriate for the occasion and they will not violate the provisions of related laws and regulations.

C. Our assets shall be used for legitimate business purposes and used according to related laws and regulations.

3. Prohibition against conflict of interest

Officers and employees of the Bank shall protect the Bank assets, and when there is a conflict of interest, they shall take actions to protect the Bank’s interests first, over any other interests.

A. When there is a conflict of interest between the Bank and other individuals, or among business divisions, the interests of the Bank shall take precedence over any other interests.

B. Officers and employees of the Bank shall protect the Bank’s physical and intellectual property and business secrets, and shall not use them for private purposes.

C. Officers and employees of the Bank shall not engage in unfair practices such as the pursuit of private profits using their positions, or the sale of securities, real estate, or other assets by using any non-public information acquired from the Bank.

D. Officers and employees of the Bank shall not, unless explicitly allowed under related laws and regulations, become debtors of the Bank or provide personal or physical security for loans from the Bank.

4. Mutual respect among the officers and employees

Officers and employees of the Bank shall respect each other and work together towards developing smooth and effective communication and building positive business cooperation for the growth and development of the Bank.

A. Officers and employees of the Bank shall observe the basic etiquette required for a proper company atmosphere, and shall foster a culture in which employees respect each other.

B. Superiors shall not give improper orders to subordinates.

C. Subordinates shall comply with justifiable orders from a superior and decline any that is improper.

5. Management of information

Officers and employees of the Bank shall safe-keep and manage information of the Bank as precious Bank assets.

A. Officers and employees of the Bank shall prevent disclosing important Bank information.

B. No one shall have access to the Bank’s information or its information system without proper authority. Officers and employees of the Bank shall take proper measures to prevent unauthorized persons from gaining access to such systems.

C. Bank computer software shall be used only for the Bank’s business and its use shall comply with the terms and conditions of the contract.

D. An associate of the Bank shall, even after retirement, maintain the confidentiality of information entrusted to the Bank, including any trade secrets and customer information.